UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)
September 26, 2017 (September 25, 2017)

Diversicare Healthcare Services, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-12996	62-1559667
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1621 Galleria Boulevard, Brentwood, TN 37027
(Address of Principal Executive Offices) (Zip Code)

(615) 771-7575
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 1.01. Entry into Material Definitive Agreement.

On September 25, 2017 (the "Effective Date"), Diversicare Healthcare Services, Inc. (the "Company") entered into an agreement (the "Agreement") with Omega Healthcare Investors, Inc. (the "Omega") on the terms of a new master lease (the "Lease") to lease the 35 centers currently owned by Omega and operated by Diversicare to be effective October 1, 2018.
Diversicare’s current Master Lease with Omega provides for its operation of 23 skilled nursing centers in Texas, Kentucky, Alabama, Tennessee, Florida, and Ohio. Additionally, Diversicare operates 12 centers owned by Omega under separate leases in Missouri, Kentucky, Indiana, and Ohio. The Agreement entered into by Diversicare and Omega will consolidate the leases for all 35 centers under one New Master Lease after the expiration of its current Master Lease on September 30, 2018.
The Lease will have an initial term of 12 years with two 10 year options to renew, provide a carryforward of monthly lease payment in place on October 1, 2018 and a fixed annual base rent escalator of 2.15%. The common date of annual lease escalators consolidated to October 1st of each year beginning on October 1, 2019. The Lease provides for up to $35 million of landlord funded capital expenditure fund, which is subject to the impact of annual rent, and it has a mechanism for agreed upon divestitures of centers through the life of the Lease. The Lease will provide a security deposit of three months, as consistent with the existing master lease and will require minimum lease coverage ratio of 1.10x and annual minimum capital expenditure requirements with aggregate and per facility minimums.
A copy of the press release describing the transaction is attached as Exhibit 99.1 to this Current Report on Form 8-K, which is also contained on its website, DVCR.com.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Number    Exhibit

99.1Press release dated September 26, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Diversicare Healthcare Services, Inc.

By: /s/ James R. McKnight, Jr.
James R. McKnight, Jr.
Chief Financial Officer

Date:    September 26, 2017